Exhibit 23.3

CONSENT OF KEEFE, BRUYETTE & WOODS, INC.

We hereby consent to the inclusion of our opinion letter to the Board of Directors of Team Capital Bank as Appendix C to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 (the “Registration Statement”) dated the date hereof relating to the proposed merger of Team Capital Bank with and into The Provident Bank, a wholly owned subsidiary of Provident Financial, and to the references to such opinion and the quotation or summarization of such opinion contained therein. This consent relates solely to the Registration Statement and not to any subsequent amendments thereto or any other document.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Keefe, Bruyette & Woods, Inc.

Dated: February 21, 2014

Keefe, Bruyette & Woods, Inc. — 1600 Market Street Suite 1210, Philadelphia, PA 19103